Exhibit 4.8

Dated: …..                     2023

ALPHA BANK S.A.

(as lender)

- and -

ATHENEAN EMPIRE INC.

(as Borrower)

- and -

TOP SHIPS INC. and

RUBICO INC.

(as Corporate Guarantors)

FIRST SUPPLEMENTAL AGREEMENT in relation to a Loan Agreement dated 5 May, 2021 for a secured loan facility of up to (originally) US$38,000,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1. DEFINITIONS	2
2. REPRESENTATIONS AND WARRANTIES	3
3. AGREEMENT OF THE LENDER	4
4. CONDITIONS	4
5. VARIATIONS TO THE PRINCIPAL AGREEMENT	5
6. CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS	7
7. ENTIRE AGREEMENT AND AMENDMENT	7
8. FEES AND EXPENSES	7
9. MISCELLANEOUS	8
10. LAW AND JURISDICTION	8
11. ASSIGNMENT	8
12. MISCELLANEOUS	8
13. LAW AND JURISDICTION	9

THIS SUPPLEMENTAL AGREEMENT (“this Supplemental Agreement”) is made this ……. day of                   , 2023;

B E T W E E N

(1)	ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting through its office at 93 Akti Miaouli, Piraeus, Greece (the “Lender”); and

(2)	ATHENEAN EMPIRE INC., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “Borrower”, which expression shall include its successors

(3)	TOP SHIPS INC., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as Corporate Guarantor (the “Existing Corporate Guarantor”, which expression shall include its successors); and

(4)	RUBICO INC. (previously known as Central Tactical Acquisitions Inc.), a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “New Corporate Guarantor”, which expression shall include its successors),

IS SUPPLEMENTAL to a loan agreement dated 6th day of May 2021 made between (i) the Lender as lender, and (ii) the Borrower, as borrower (the said loan agreement hereinafter called the “Principal Agreement”) on the terms and conditions of which the Lender agreed to advance and has advanced to the Borrowers a secured floating interest rate term loan facility in the amount of up to United States Dollars Thirty eight million ($38,000,000) (the “Loan”), for the purposes therein specified (the Principal Agreement as hereby amended and/or supplemented and as the same may hereinafter be amended and/or supplemented called the “Loan Agreement”).

W H E R E A S:

(A)	by a Master Agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) dated as of 6th May, 2021 and made between the Borrower, as Party B and the Lender, as Party A and Swap Bank, the Borrower may enter or have already entered, as the case may be, into certain Designated Transactions (as such term is defined in the said Master Agreement) pursuant to separate Confirmations (as such term is defined in the said Master Agreement) providing for, amongst other things, the payment of certain amounts by the Borrower to the Swap Bank (the Master Agreement, the Schedule thereto and all Designated Transactions from time to time entered into or Confirmations exchanged under the Master Agreement and any amending, supplemental or replacement agreement are hereinafter called the “Master Agreement”);

(B)	the Existing Corporate Guarantor has executed an irrevocable and unconditional Corporate Guarantee dated 6 May, 2021 in favour of the Lender by way of security for all monies now or hereafter due or payable by the Borrower to the Lender under or pursuant to the Loan Agreement and the other Finance Documents (the “Existing Corporate Guarantee”); and

(C)	the Borrower hereby acknowledges and confirms that (a) the Lender, as lender, has advanced to the Borrower the full amount of the Commitment in the principal amount of United States Dollars Thirty eight million ($38,000,000) and (b) as the date hereof the principal amount of United States Dollars thirty two million, seven hundred and fifty thousand (US$32,750,000) in respect of the Loan remains outstanding; and

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(D)	the Borrower and the other Security Parties have requested the Lender (the “Request”) to grant its consent to the transfer of the entire stock of the Borrower from the Existing Corporate Guarantor to the New Corporate Guarantor and the Lender has agreed thereto conditionally upon terms that the Principal Agreement shall be amended in the manner hereinafter set out in Clause 5 (Variations to the Principal Agreement) of this Supplemental Agreement.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	Defined terms and expressions

Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Supplemental Agreement.

1.2	Additional definitions

In addition, in this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the Spinoff Date ;

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

“New Corporate Guarantee” means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the New Corporate Guarantor as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under the Loan Agreement and the other Finance Documents, in form and substance satisfactory to the Lender, as the same may from time to time be amended and/or supplemented;

“New Corporate Guarantor” means RUBICO INC., (previously known as Central Tactical Acquistions Inc.) a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and includes its successors in title;

“New Transaction Documents” together means this Supplemental Agreement and the New Corporate Guarantee and “New Transaction Document” means any of them as the context may require.

“Spin-Off” means the transfer of the shares of (inter alia) the Borrower from the Existing Corporate Guarantor to the New Corporate Guarantor and the subsequent listing of the New Corporate Guarantor’s common shares on the Nasdaq Capital Market or the New York Stock Exchange, or the OTCQX as the case may be; and

“Spinoff Date” means the date on which the Spin-Off occurs;

1.3	Application of interpretation provisions of Loan Agreement

Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms) of the Loan Agreement applies to this Supplemental Agreement as if it were expressly incorporated in it with any necessary modifications.

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2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and warranties of the Principal Agreement

The Borrower and the other Security Parties jointly and severally hereby represent and warrant to the Lender as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Supplemental Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Supplemental Agreement.

2.2	Additional Representations and warranties

In addition to the above, the Borrower and the other Security Parties jointly and severally, hereby represent and warrant to the Lender as at the date of this Supplemental Agreement that:

a.	each of the Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement and the New Transaction Documents, and has complied with all statutory and other requirements relative to its business;

b.	all necessary licences, consents and authorities, governmental or otherwise under the Principal Agreement and the New Transaction Documents have been obtained and, as of the date of this Supplemental Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into the New Transaction Documents or otherwise perform their respective obligations hereunder;

c.	each of the New Transaction Documents constitutes, the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of each of the New Transaction Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against any of the Borrower and the other Security Parties or their assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of any of the Borrower or the other Security Parties;

f.	the Borrowers is or as of the Spinoff Date shall become, a fully owned Subsidiary of the New Corporate Guarantor;

g.	the New Corporate Guarantor is not a US Tax Obligor;

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h.	after the occurrence of the Spin-Off, the New Corporate Guarantor shall be listed on the NASDAQ Capital Market or the New York Stock Exchange or the OTCQX , as the case may be;

i.	the New Corporate Guarantor:

i.	is not a Sanctions Restricted Person;

ii.	does not own or control directly or indirectly a Sanctions Restricted Person; and ;

iii.	does not have a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

j.	none of the Borrower and the other Security Parties is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.

3.	AGREEMENT OF THE LENDER

The Lender, relying upon each of the representations and warranties set out in Clause 2 (Representations and warranties) hereby agrees with the Borrower, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4 (Conditions), to consent to the Request and that the Principal Agreement be amended in the manner more particularly set out in Clause 5 (Variations to the Principal Agreement.

4.	CONDITIONS

4.1	Conditions

The agreement of the Lender contained in Clause 3 (Agreement of the Lender) shall be expressly subject to the condition that the Lender shall have received on or before the Effective Date in form and substance satisfactory to the Lender and its legal advisers:

a.	a duly certified true copy of the Articles of Incorporation and/or of any other constitutional documents, as the case may be, of the New Corporate Guarantor and of any corporate shareholder thereof;

b.	a statement to the Lender confirming the identity of the Beneficial Shareholder(s) of the New Corporate Guarantor in line with “know your customer” procedures of the Lender for opening account purposes, who should be acceptable in all respects to the Lender;

c.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of the New Corporate Guarantor;

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d.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrowers and the other corporate Security Parties;

e.	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;

f.	certified and duly legalised copies of resolutions duly passed by the Board of Directors, or the Sole Director as the case may be, of each of the Borrowers and the other Security Parties and certified and duly legalised copies of the resolutions passed at a meeting of the shareholders of each of the Borrowers evidencing approval of each of the New Transaction Documents to which the relevant Security Party is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

g.	all documents evidencing any other necessary action or approvals or consents with respect to this Supplemental Agreement evidencing approval of each of the New Transaction Documents and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under this Supplemental Agreement on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Lender;

h.	the original of any power(s) of attorney of the New Corporate Guarantor issued in favour of any person executing each of the New Transaction Documents;

i.	any and all documents evidencing the transfer of the entire stock of the Borrower from the Existing Corporate Guarantor to the New Corporate Guarantor and any other evidence that the Borrower is, or shall be become as of the Spinoff Date, a fully owned Subsidiary of the New Corporate Guarantor;

j.	all documents evidencing any other necessary action or approvals or consents with respect to the New Transaction Documents;

k.	such favourable legal opinions from lawyers acceptable to the Lender and its legal advisors in the New Transaction Documents as the Lender shall require; and

l.	the New Transaction Documents duly executed by the respective parties thereto.

5.	VARIATIONS TO THE PRINCIPAL AGREEMENT

5.1	Amendments

In consideration of the agreement of the Lender contained in Clause 3 (Agreement of the Lender), the Borrowers hereby agree with the Lender that (subject to the satisfaction of the conditions precedent contained in Clause 4 (Conditions), the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with effect as from the Effective Date, the following definitions of Clause 1.2 (Definitions) of the Principal Agreement shall be amended to read as follows:

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““Group” means the Borrower, the New Corporate Guarantor and their direct or indirect Subsidiaries and all other shipping companies now or in the future substantially directly or indirectly owned and/or controlled by same beneficial interests as the Borrowers from time to time during the Security Period and “member of the Group” means any member of the Group;

“Corporate Guarantee” means each of (1) the Existing Corporate Guarantee and (2) the New Corporate Guarantee given or, as the context may require, to be given by each Corporate Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the Security Documents, as the same may from time to time be amended and/or supplemented (together the “Corporate Guarantees”);

“Corporate Guarantor” means each of (1) the Existing Corporate Guarantor (2) the New Corporate Guarantor and/or any other person nominated by the Borrower and acceptable to the Lender which may give a Corporate Guarantee, and includes its successors in title (together the “Corporate Guarantors”);

b.	with effect as from the Effective Date, the following new definitions shall be added in Clause 1.2 (Definitions) of the Principal Agreement to read as follows:

“First Supplemental Agreement” means the First Supplemental Agreement dated , 2023 supplemental to this Agreement executed and made between the Borrower, the Corporate Guarantors and the Lender, whereby this Agreement has been amended as therein provided;”

“Existing Corporate Guarantee” means the irrevocable and unconditional guarantee dated 6 May 2021 given by the Existing Corporate Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement, the Master Agreement and the Security Documents, as the same may from time to time be amended and/or supplemented;”

“Existing Corporate Guarantor” means TOP SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands, having its registered address at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and includes its successors in title;

“New Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by the New Corporate Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement, the Master Agreement and the Security Documents, as the same may from time to time be amended and/or supplemented;”

“New Corporate Guarantor” means RUBICO INC., (previously known as Central Tactical Acquisitions Inc.), a corporation lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands having its registered address at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, and includes its successors in title.”

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c.	With effect as from the Effective Date:

(i)	all obligations undertaken by the Existing Corporate Guarantor in Clause 8.8 (Financial covenants -Compliance Certificate) and in any other provision of the Principal Agreement and shall be binding on the New Corporate Guarantor;

(ii)	the definitions and all references in the Principal Agreement and the Security Documents to “Corporate Guarantor” and “Security Parties” shall be deemed to include the ‘New Corporate Guarantor’, as herein defined, as the context may require;

(iii)	all references in the Principal Agreement and the Security Documents to “this Agreement”, “hereunder” and the like and all references in the Security Documents to the “Loan Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Supplemental Agreement;

6.	RECONFIRMATION

6.1	Reconfirmation of obligations

The Borrower hereby reconfirms its obligations under the Principal Agreement and its compliance with the covenants contained therein, as amended herein, of the Principal Agreement.

6.2	Acknowledgement

Each of the Security Parties acknowledges and agrees, for the avoidance of doubt, that each of the Security Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Supplemental Agreement and the waivers and other amendments agreed by the Lender in this Supplemental Agreement.

7.	CONTINUANCE OF PRINCIPAL AGREEMENT AND THE SECURITY DOCUMENTS

Save for the alterations to the Principal Agreement, and the Security Documents made or to be made pursuant to this Supplemental Agreement, and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Supplemental Agreement, the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents shall continue to remain valid and enforceable and the Borrowers hereby jointly and severally reconfirm their respective obligations under the Principal Agreement as hereby amended and under the Security Documents to which each of them is a party.

8.	ENTIRE AGREEMENT AND AMENDMENT

8.1	Entire Agreement

The Principal Agreement, the other Security Documents, and this Supplemental Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

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8.2	Supplemental Agreement - Application of Principal Agreement provisions

This Supplemental Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Supplemental Agreement.

9.	CONTINUANCE AND RECONFIRMATION OF THE EXISTING CORPORATE GUARANTEE

The Existing Corporate Guarantor hereby confirms that, notwithstanding the variation to the Principal Agreement contained herein, the provisions of the Existing Corporate Guarantee shall remain in full force and effect as guarantee of the obligations of the Borrower under the Principal Agreement, as amended hereby, and the Security Documents and in respect of all sums due to the Lender under the Principal Agreement (as so amended).

10.	FEES AND EXPENSES

10.1	Costs and expenses

The Borrower covenants and agrees to pay to the Lender upon demand and from time to time all reasonable and documented costs, charges, registration and recording fees, duties and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Supplemental Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

10.2	Stamp Duty

The Borrower covenants and agrees to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Supplemental Agreement and/or any document executed pursuant hereto.

11.	ASSIGNMENT

The provisions of Clause 14 (Assignment, Transfer, Participation, Lending Office) of the Principal Agreement shall apply to this Supplemental Agreement as if the same were set out herein in full.

12.	MISCELLANEOUS

12.1	Incorporation of Loan Agreement provisions

Without prejudice to Clauses 6 (Reconfirmation), 7 (Continuance of Principal Agreement and the Security Documents) and 8 (Entire agreement and amendment) of this Supplemental Agreement, the provisions of Clauses 2.10 (Evidence), 15.7 (Severability of Provisions) and 16.1 (Notices) of the Principal Agreement apply to this Supplemental Agreement as well and they are deemed to be repeated as if set forth in extenso herein.

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11.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	Governing Law

This Supplemental Agreement and any non-contractual obligations arising out of or in relation to it shall be governed by and construed in accordance with English law and the provisions of Clause 18 (Law and Jurisdiction) of the Principal Agreement shall apply mutatis mutandis to this Supplemental Agreement as if the same were set out herein in full.

13.2	Third Party Rights

A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

IN WITNESS whereof the parties hereto have caused this Supplemental Agreement to be duly executed the date first above written.

[Intentionally left blank]

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EXECUTION PAGE

the Borrowers

SIGNED by	)
Mr.	)
for and on behalf of	)
ATHENEAN EMPIRE INC.,	)	_________________________
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

the CORPORATE GUARANTORS

SIGNED	)
by Mr.	)
for and on behalf of	)
TOP SHIPS INC.,	)
of the Marshall Islands,	)
its duly appointed attorney-in fact	)	___________________________________
in the presence of:	)	Attorney-in-fact

SIGNED	)
by Mr.	)
for and on behalf of	)
RUBICO INC.,	)
of the Marshall Islands,	)
its duly appointed attorney-in fact	)	___________________________________
in the presence of:	)	Attorney-in-fact

Witness to all above signatures:

___________________________

Name:      Ioannis Kotronias

Address: 13 Defteras Merarchias

Piraeus, Greece

Occupation: t. Attorney-at-Law

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THE LENDER

SIGNED by	)
Mr	)	___________________________
Mr	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.,	)
of Greece,	)
in the presence of:	)	___________________________
Attorney-in-fact

Witness: ___________________________

Name:               Ioannis Kotronias

Address:          Defteras Merarchias 13

Piraeus, Greece

Occupation:   t. Attorney-at-law